Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement being filed in connection with the amended and restated convertible note of our report dated March 14, 2006, relating to the financial statements and financial statement schedule of Noble International, Ltd. and management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Noble International, Ltd. for the year ended December 31, 2005 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP

Detroit, Michigan

January 30, 2007